Exhibit 99.1

Black Stone Minerals, L.P.

Moderator: Brent Collins
November 8, 2016
10:00 a.m. ET

Operator

Good day, ladies and gentlemen, and welcome to the Black Stone Minerals' Third Quarter of 2016 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions) As a reminder, this conference call is being recorded. I would now like to turn the conference over to Brent Collins, Vice President of Investor Relations. Please proceed, sir.

Brent Collins, Vice President, Investor Relations

Thank you, Takeeya. Good morning everyone and thank you for joining us by phone or online for Black Stone Minerals' third quarter 2016 earnings conference call. Today's call is being recorded and will be available on our website along with our earnings release, which was issued yesterday afternoon.

Before we start, I'd like to advise you that we will be making forward-looking statements during this call about our plans, expectations and assumptions regarding our future performance. These statements involve risks that may cause our actual results to differ materially from the results expressed or implied in our forward-looking statements.
For a discussion of these risks, you should refer to the cautionary information about forward-looking statements in our press release from yesterday, and the Risk Factors section of our 10-K that was filed earlier this year, and our Form 10-Q which will be filed later today.

We may refer to certain non-GAAP financial measures that we believe are useful in evaluating our performance.
Reconciliation of those measures to the most directly comparable GAAP measures and other information about these non-GAAP metrics are described in our earnings press release from yesterday, which can be found on our website at blackstoneminerals.com.

Company officials on the call this morning are Tom Carter, Chairman, President and CEO; Marc Carroll, Senior Vice President and CFO; Holbrook Dorn, Senior Vice President of Business Development; Brock Morris, Senior Vice President of Engineering and Geology; Steve Putman, Senior Vice President and General Counsel; Jeff Wood, our Incoming Senior Vice President and CFO, is also on the call this morning.

And with that, I'll turn the call over to Tom.

Tom Carter, President and Chief Executive Officer

Thanks, Brent, and good morning to everyone. Black Stone had a good third quarter, we had a strong quarter on the production front, the quarterly production of 35,000 BOE per day. Minerals and royalty volumes grew by 3% on a sequential basis and we had a very robust quarter for our working interest volumes with production growth driven by activity in the Haynesville and in the Bakken.

You'll recall that we've raised our guidance for production last quarter from 31,000 BOE to 32,000 BOE per day for the full-year. At this point, we are confident that we will come in near or at the high end of our range, with the potential to come in even a little bit better than our revised expectations.

Our quarter was also good from a lease bonus standpoint. The $9.6 million we reported for the quarter was comprised primarily of leases in the Midland Basin and the Marcellus/Utica play, as well as some leases in the Mid-Continent that are prospective for the Woodford and the Marmaton.

We continue to look at a lot of acquisitions. In the third quarter, we did a small deal in the Permian for $8.3 million that added approximately 640 acres in the Midland Basin that is prospective for the lower Spraberry and Wolfcamp A and B intervals.

Our business is performing well and there continues to be both permitting and drilling activity across our minerals and royalty assets. We're also seeing very good results in our working interest program in the Haynesville Shale. The high quality portfolio of assets and a strong balance sheet that will allow us opportunistically to add to our base.
Black Stone is well positioned to continue growing production and cash flow that will support a growing distribution for unitholders over time.

As we've previously announced, Marc Carroll will be retiring from Black Stone Minerals at the end of this week, and this will be his last earnings call with us. I want to express my sincere thanks to Marc for his many years of service and wish him the best in his future endeavors. Marc has already been working with Jeff, our Incoming CFO, and we expect a seamless transition of the role.

With that, Marc, take it away.

Marc Carroll, Senior Vice President and Chief Financial Officer

Thanks, Tom, and good morning everyone. Black Stone's core business is performing very well, as Tom mentioned.
We reported average daily production in the third quarter of 35,000 BOE per day, which is a new record for the partnership. We had growth in both mineral and the royalty and in the working interest volumes and total production was up 11% from last quarter and 20% from a year ago. The third quarter included a a couple thousand BOE per day that related to outperformance on existing wells relative to our prior expectations, as well as certain non-recurring items such as the collection of suspended revenue. Taking these items into account, our normalized run rate was probably closer to 33,000 BOE per day for the quarter, which is still a record. And we're clearly performing well against the production guidance that we put out last quarter.

And as Tom said a few minutes ago, we're confident that we'll come in at the high end of the range.

Realized prices for the quarter excluding derivatives were $42.15 per barrel for oil and $2.95 per Mcf for gas. Our realization percentage has improved from the dip that we saw last quarter and are back in line with normal levels for the partnership.

We had a hedging gain of $7.8 million for the third quarter, which consisted of $5.3 million in cash, primarily related to settled on oil hedges; and $2.5 million non-cash, reflecting the change in value of a hedge book between the quarters.

As of today, we've hedged about 95% of our PDP volumes through the end of 2017 at an average oil price of about $55 per barrel and an average gas price of almost $3.15 per MMBtu.

Lease bonus is very solid coming in at $9.6 million for the quarter. Bulk of this activity was for leases that we wrote in Midland Basin, the Marcellus/Utica and Mid-Con. And we're looking a lot of deals now and then Holbrook can talk on that later if desired.

Turning to expenses, we're also performing well against the cost guidance that we laid out. Our LOE per working interest barrel is looking like it will come in at the low end of our range. Our production cost, ad valorem taxes, G&A and DD&A are all in line with our expectations and we expect to end up within our guided ranges for the year.

Net income for the quarter came in at $37.5 million, adjusted EBITDA was $74.2 million and cash available for distribution came in at $66.6 million.

Yesterday, we announced our distribution to common unitholders for the third quarter of $0.2875 per unit or a $1.15 per unit on an annualized basis, this represents a 9.5% increase relative to our common distribution for the third quarter of last year. Our distribution coverage for the quarter was 1.5x on all units and 2.4x on only our common units.

Turning to the balance sheet, we continue to be in great shape financially. We ended the quarter with $299 million in debt on our revolver and as of November 3rd, the balance was down to $287 million. Our debt to trailing EBITDAX ratio is a healthy 1.2 times versus a maximum of 3.5 times allowed for in our credit facility.

After the end of the quarter, our borrowing base was increased by $50 million to $500 million, which we think speaks volumes about the quality of the assets that we have here at Black Stone.

And with that, I'll turn the call over for questions.

Questions And Answers

Operator
Thank you. (Operator Instructions) And our first question comes from the line of Jason Smith with Bank of America.

Your line is now open.

Jason Smith, Analyst

Hi, good morning, guys. Congrats on the results; and Marc, best of luck; and Jeff, welcome. So, my first question is just to hit the high end of guidance for the year would imply, I think, a pretty decent size decline from 3Q. So, I just wanted to check as to why we should expect production to decline at a time when it seems like, as you guys mentioned, most of your companies are ramping activity, not falling activity?

Brock Morris, Senior Vice President, Engineering and Geology

Hey, Jason. This is Brock. I think you're right. I think, we do feel like we're going to come in, as Tom mentioned, at or even maybe above the high end of our range; and Marc referred to what we think our underlying run rate is, when you correct Q3 for some one-time things. So we don't expect a big decline, but any decline is really the result of slight postponement in some of the Haynesville completions in our Brent Miller area, just due to some operational convenience as some of those completions are going to come in a couple of months later than we'd originally projected.

Jason Smith, Analyst

Got it, got it, thanks. And Marc, I think you set Holbrook up for the layup here. So, Holbrook, just curious, I guess there some color around the deal that you're looking at?

Holbrook Dorn, Senior Vice President, Business Development

We're seeing a lot of opportunities out there. I'll tell you, the space remains very competitive. There is a lot of volume in terms of transactions; and the Permian, as you would probably expect, as well as in the Mid-Con specifically, the STACK and to a lesser extent the SCOOP. We're also seeing some off-the-beaten-path opportunities that I wouldn't see in a more robust environment and we'll continue to pursue those more akin to the likes of a diversified mineral package, which is really right down the middle of our fairway in terms of what we'd like to buy. That said, there is no shortage of deal flow, we're just trying to find the best opportunities.

Jason Smith, Analyst

Thanks. And last one from me. So the working interest program seems to be increasing as a percent of overall production. And I know it's a bit early, but obviously with companies starting to ramp activity as we look towards 2017, how should we think about that part of the business, both I guess as a percentage of production and on a year-over-year basis, thinking about kind of CapEx?

Tom Carter, President and Chief Executive Officer

This is Tom. Let me answer that. We will be coming out with some guidance around our working interest program, both in near-term and intermediate term within the next quarter or so. But I think the takeaway is that we do not intend to increase on a permanent basis our working interest program as a percentage of volumes over time. And, in fact, the Board is pretty dedicated to reducing that component of our business and we are looking at what are the best ways to monetize some of those assets for the benefit of the unitholders and, at the same time, be able to have long-term stable and growing distributions to all classes of unitholders. We remain dedicated to being a mineral company and not turning into a working interest company and we will have some definitive outlook on that in the near future.

Jason Smith, Analyst

Thanks, Tom, and I appreciate the answers, everyone.

Operator

Thank you. (Operator Instructions) Our next question comes from Nick Raza with Citi. Your line is now open.

Nick Raza, Analyst

Thank you, guys. Just a couple of add-on questions. In terms of the acquisition that you made, is there an associated production number with that acreage, the mineral and royalty asset package, excuse me -- in the Permian?

Holbrook Dorn, Senior Vice President, Business Development

There is, I mean, it's not going be overly impactful to the entire company, because it's a fairly small acquisition, but we think we bought that on a very attractive kind of next 12 months yield. It was one section with five to seven wells that were in the process of being completed. So it's -- there should be some decent volumes associated with that.

Nick Raza, Analyst

Okay. And are these Delaware or Midland?

Holbrook Dorn, Senior Vice President, Business Development

That -- this is in Midland County.

Nick Raza, Analyst

Midland, okay. And just sort of asking a few questions about what Tom just stated in terms of monetizing your working interest. I mean, if we were to see something to be done with this, be all the Haynesville acreage that you have a significant chunk of working interest in or would it be other areas?

Tom Carter, President and Chief Executive Officer

Well, this is -- the Haynesville right now is a very robust piece of our working interest activity. But also remember that it's also a very large royalty piece too, because every well that we have a working interest in, we also have a meaningful royalty in. So monetization of that would affect the working interest volumes and not the royalty volumes, if that's -- so, yeah, Haynesville will be part of it. Right now that's the biggest piece of it. But the big takeaway is that, we are all about reducing, from a certain point, our working interest volumes into a more modest percentage of our total volumes over time.

Nick Raza, Analyst

Okay, thanks for the color. Appreciate that. And, I guess, the last question I wanted to ask was about the Marcellus and Utica. In terms of just activity, I mean, there's a lot of talk around the street about what the infrastructure will look like in a couple of years, pipeline delays, et cetera. I mean, on your particular acreage, what do you see in terms of activity, how you -- has this sort of decreased, increased, stayed the same?

Holbrook Dorn, Senior Vice President, Business Development

Yeah, I mean, the Marcellus/Utica for us is a smaller part of our overall company. It has steadily increased over time. I would say, the more recent lease transactions that we're referencing in this Q were related to stuff up in Northern Pennsylvania and Potter County near the -- near -- really on the Potter/Tioga County line where Shell and JKLM are actively developing the Utica.

So, we would expect those volumes to come in. We're not expecting a near-term development, so to speak. We could be surprised. But our -- Marcellus has been outperforming our projections in general, but that's not a large driver of our overall volumes today.

Nick Raza, Analyst

Thanks, guys. That's all I had.

Operator

Thank you. (Operator Instructions).

Tom Carter, President and Chief Executive Officer

Okay. If there are no more questions, we thank you very much for joining us today, and we'll talk to you in about 90 days.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may now disconnect. Everyone have a great day.

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